EXHIBIT E

Ministry of Finance and Planning 30 National Heroes Circle Kingston 4 Jamaica	Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020 Tel 212 610 6300 Fax 212 610 6399

Our ref 0068270-0000039 NY:21560901.3A

February 13, 2015

The Government of Jamaica Registration Statement under Schedule B

Ladies and Gentlemen:

We have acted as special United States counsel for the Government of Jamaica (Jamaica) in connection with the registration of U.S.$1,000,000,000 aggregate amount of debt securities (the Debt Securities) pursuant to a registration statement (the Registration Statement) under Schedule B of the Securities Act of 1933, as amended (the Securities Act). The Debt Securities are to be issued pursuant to an indenture (the Indenture) that will be entered into between Jamaica and a selected trustee (the Trustee).

1.	SCOPE OF REVIEW AND RELIANCE

In that connection, we have examined the Registration Statement, the form of Indenture filed with the Registration Statement as Exhibit A and such additional documents, records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

2.	ASSUMPTIONS

In giving this opinion, we have assumed the following (without independent verification):

1.	the legal capacity of all natural persons, the authority of all persons signing each of the documents on behalf of the parties to such documents and the genuineness of all signatures;

2.	the authenticity and completeness of all documents submitted to us as originals;

3.	the conformity to original documents and the completeness of all documents submitted to us as certified or conformed copies or photocopies and the authenticity of the originals of such documents;

4.	the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C. and Yangon.

5.	the due authorization, execution and delivery of the Indenture by Jamaica and the Trustee;

6.	the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture;

7.	the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and

8.	the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

3.	OPINION

When the terms of the Debt Securities to be issued under the Indenture have been duly authorized and established in accordance with the Indenture and such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting agreement against payment therefor, such Debt Securities will be valid and binding obligations of Jamaica enforceable in accordance with their terms.

In rendering the opinion expressed above, we have further assumed that, at the time of the delivery of such Debt Securities: (i) the effectiveness of the Registration Statement under the Securities Act shall not have been terminated or rescinded; (ii) the terms of the Indenture under which the Debt Securities are to be issued will have been duly authorized and established by Jamaica, and the applicable Indenture will have been duly executed and delivered by the parties thereto; (iii) the terms of Debt Securities to be issued will have been duly established in conformity with the Indenture, will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Jamaica; (iv) Jamaica will have authorized the offering and issuance of the Debt Securities and will have authorized, approved and established the final terms and conditions thereof and of any supplemental indenture or other agreement and will have taken any other appropriate additional action; and (v) certificates representing the Debt Securities will have been duly executed and delivered and, to the extent required by the Indenture, duly authenticated and countersigned and will have been issued and sold as contemplated in the Registration Statement.

We are expressing no opinion as to any obligations that parties other than Jamaica may have under or in respect of the Debt Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

4.	LIMITATIONS AND QUALIFICATIONS

1.	We do not express any opinion herein concerning any law other than the Federal law of the United States of America and the law of the State of New York as in effect as of the date hereof. In particular, we do not purport to pass on any matter governed by the laws of Jamaica.

2.	Our opinion is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. We give no opinion as to the availability of equitable remedies.

3.	Our opinion is subject to the enforceability in the United States of America of the waiver of immunities by Jamaica as set out in the Indenture and the Debt Securities and such waiver of immunities are subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended.

We note that, as of the date of this opinion, a judgment for money in an action based on securities denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of securities denominated in a foreign currency, a state court in the State of New York rendering a judgment on such securities would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

We hereby consent to the use of our name in the Registration Statement and any amendments (including post-effective amendments) thereto, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Allen & Overy LLP

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